Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics (Investors)
Jim Byers
(415) 439-4504

METRO ONE TO DISCONTINUE ENHANCED DIRECTORY ASSISTANCE
SERVICES FOR NEXTEL COMMUNICATIONS

PORTLAND, Oregon – October 20, 2005 – Metro One Telecommunications, Inc. (Nasdaq: INFO) today announced that it has received notification from Sprint Nextel Corporation (“Nextel”) that it is terminating the Master Services Agreement for Directory Assistance Services between Metro One and Nextel Operations, Inc. effective January 9, 2006.  A plan for transition of services is currently under discussion between the parties.  Nextel represented approximately 72% of Metro One’s revenue for the six months ended June 30, 2005 and 56% of the Company’s revenue for the year ended December 31, 2004.

In conjunction with this development, Metro One will be accelerating its ongoing efforts to restructure its operations to align costs with revenue.  This includes the decision to wind down its Infone service, the Company’s retail product offering, to accelerate the closing of underutilized call centers and to significantly scale back the number of employees and space at the corporate office.  As previously announced, Credit Suisse First Boston LLC, the Company’s financial advisor, continues to assist the Board of Directors in reviewing its financial plans and exploring avenues available to enhance shareholder value.  Metro One will provide additional information about its plans as they are finalized.

James M. Usdan, president and chief executive officer of Metro One, commented:  “While we are very disappointed by this news, we appreciate the opportunity to have worked for Nextel for many years and are committed to protect as much shareholder value as possible during this transition.”

About Metro One Telecommunications:

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Metro One handled approximately 306 million requests for information in 2004.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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